Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS MARKED WITH A [*****]

CONVERTIBLE NOTE

OF

OMS ENERGY TECHNOLOGIES INC.

Dated 5th February 2024

Subject to the Conditions Precedent (as defined below) and in consideration of the receipt on the Disbursement Date (as defined below) of the amount of US$2,000,000 (U.S. Dollars Two Million), OMS ENERGY TECHNOLOGIES INC. (Company Registration Number: 405845) (the “Company”), having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands and business address at 10 Gul Circle, Singapore 629566, hereby issues to RFWM VCC - RF DYNAMIC FUND (Sub- Fund registration number T22VC0268E-SF002), (“RUIFENG” or “Holder”) having its address at                                                                             or its Affiliate(s), this convertible note (this “Note”) for the principal sum of US$2,000,000 (U.S. Dollars Two Million) (the “Principal Amount”)

Subject to the terms and conditions set forth in this Note:

(1)	the Principal Amount shall be converted into Conversion Shares in the manner set forth herein at the earliest to occur of (i) immediately prior to or upon the IPO (as defined below) and in any event not later than three (3) months after the IPO at the option of the Holder, (ii) at any time at the option of the Holder, or (iii) at any time after the Maturity Date (as defined below) at the option of the Holder; or

(2)	the Principal Amount plus any accrued interest shall be repaid in cash upon a Redemption Event (as defined below).

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

1.	DEFINITIONS

The following definitions shall apply for all purposes of this Note:

“Affiliate” means with respect to any person, any entity directly or indirectly controlling, controlled by, or under the common control of, a person or their immediate family members, where “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control of”) as applied to any person, shall mean the possession, directly or indirectly, of the power to direct the management and policies of that person, or to exercise a dominant influence over that person, whether through ownership of voting securities or by contract or otherwise. For the purpose of this definition, in relation to the Holder, an Affiliate shall include its equity holders and any investment fund or special purpose vehicle that shares the same investment manager and / or the same investment advisor (such investment advisor being a business entity) or any equity holder thereof;

“Agreed Valuation” means the pre-money valuation of US$100,000,000.00;

“Business Day” means any day (other than Saturdays, Sundays and gazetted public holidays) on which commercial banks in Singapore are generally open for business;

“Conditions Precedent” means the conditions precedent as set out in Section 2 below;

“Conversion Price” means the price per share equal to,

A.	in the case of conversion pursuant to Section 3.1 for an IPO and whichever lower,

i.	40% discount on the per share purchase price of Shares of the Pubco at the time of the IPO; or

Illustration for Conversion Price as per A(i):

If the per share purchase price of Shares of the Pubco at the time of the IPO is USD10.00, then the per share Conversion Price shall be set at USD6.00 [USD10.00 X (100% - 40%)].

ii.	the Agreed Valuation divided by the Pre-Money Capitalization of the Pubco as of the date immediately prior to such conversion.

Illustration for Conversion Price as per A(ii):

a.	Total Outstanding Shares of Pubco	: 10,000,000 units

b.	Agreed Valuation (Pre-Money)	: USD100,000,000.00

c.	Total Investment Amount under this Note (refer Clause 2.5)	: USD5,000,000.00

d.	Agreed Valuation (Post-Money)	: USD105,000,000.00

e.	Conversion Price per share	: USD10.50 (e = d / a)

If total outstanding shares of the Pubco is 10,000,000 units at the point of conversion, then the per share Conversion Price shall be USD10.50.

B.	in the case of conversion pursuant to Section 3.2 or Section 3.3, the Agreed Valuation divided by the Pre-Money Capitalization of the Company as of the date immediately prior to such conversion.

“Conversion Shares” means:

A.	With respect to a conversion pursuant to an IPO under Section 3.1 below, the Ordinary Shares in the Pubco to be listed on a US stock exchange, whether the Pubco is the Company or otherwise;

B.	With respect to a conversion pursuant to Section 3.2 below, the highest and/or most senior class or series of Preference Shares then existing in the Company or the Pubco (as the case may be) or, if the Holder so elects, the Ordinary Shares in the Company or the Pubco (as the case may be); or

C.	With respect to a conversion pursuant to Section 3.3 below, the highest and/or most senior class or series of Preference Shares then existing in the Company or the Pubco (as the case may be) or, if the Holder so elects, the Ordinary Shares in the Company or the Pubco (as the case may be);

“Corporate Guarantees” has the meaning ascribed therein in Section 2.2;

“Corporate Guarantors” has the meaning ascribed therein in Section 2.2;

“Disbursement Date” means the date on which the Principal Amount is disbursed which shall be within five (5) Business Days after the date of fulfillment of the Conditions Precedent;

“Dispute” has the meaning ascribed thereto in Section 9.4;

“Equity Securities” means Shares of Pubco or the Company or any securities convertible into, or exercisable or exchangeable for, any Shares, as the case may be;

“Group Reorganization” has the meaning ascribed thereto in Section 2.2;

“Initial Public Offering” or “IPO” means the closing of Pubco’s first firm commitment underwritten initial public offering of Shares pursuant to a registration statement filed under the U.S. Securities Act;

“IPO Approval” means the U.S. Securities and Exchange Commission (the “SEC”) approval on Pubco’s F1 filing (or equivalent prospectus) for an Initial Public Offering on a US stock exchange;

“Interest” means 10% cumulative simple interest per annum of the Principal Amount, computed from, and including, the Disbursement Date through, but excluding, the date of repayment, calculated on a basis of actual days elapsed over a year of 365 days.

“Issue Date” means the date upon which this Note is executed by the Company and the Holder, provided however that this Note shall be deemed issued only upon and subject to the fulfillment of the Conditions Precedent;

“Material Adverse Effect” has the meaning ascribed therein in Section 7.7;

“Maturity Date” means the date that is twenty-four (24) months from the Disbursement Date;

“Minimum Investment” has the meaning ascribed therein in Section 2.5;

“Ordinary Shares” means the ordinary shares in the share capital of Pubco or the Company, as the case may be;

“Permits” has the meaning ascribed thereto in Section 7.8;

“Pre-Money Capitalization” means, with respect to the Company as of a given time, the number of Shares of the Company calculated on an as-converted and as-exercised basis, inclusive of other Equity Securities, instruments or rights that are convertible into, or exercisable or exchangeable for, any Shares;

“Preference Shares” means the preference shares in the share capital of Pubco or the Company, as the case may be;

“Pubco” means the holding company of the consolidated group of the Company (which consolidated group shall include but not limited to the Subsidiaries), to be listed on a US stock exchange, whether such holding company is the Company, or otherwise;

“Shares” means shares in the share capital of Pubco or the Company (as the case may be), including Ordinary Shares and Preference Shares of any class; and

“Subsidiaries” has the meaning ascribed thereto in Section 7.2.

2.	CONDITIONS PRECEDENT

2.1.	All corporate documents, certificate of incorporation, register of directors, register of shareholders, latest financial statements, etc., of the Company will be delivered to the Holder for satisfactory legal, financial and operation due diligence review.

2.2.	The Company shall procure OMS Oilfield Services Arabia Ltd (incorporated in Saudi Arabia) (“Corporate Guarantors”) to provide a corporate guarantee to the Holder (“Corporate Guarantees”) ensuring the timely, full and complete performance of each and all of the obligations, representations, warranties, duties and undertakings of the Company under and pursuant to this Note, Provided That the Corporate Guarantees shall automatically terminate upon the completion of the pre-IPO group reorganization resulting in the Company becoming the ultimate holding company of the Subsidiaries which shall include but not limited to the Corporate Guarantor (“Group Reorganization”).

2.3.	The obtaining of all relevant corporate approvals and corporate resolutions required by the parties for the issuance and performance of this Note and the issuance of a guaranty by the guarantors.

2.4.	All representations, warranties and undertakings customary for a transaction of this type and size in the judgement of the Holder and its legal counsel being true and accurate as at the date of this Note and the Disbursement Date, subject to a disclosure exercise via a disclosure letter to be issued by the Company.

2.5.	The issuance of this Note shall be conditional upon the Company having successfully secured a total investment commitment of at least US$5,000,000 from all investor(s) including RUIFENG (“Minimum Investment”).

2.6.	In the event that the Company fails to secure such Minimum Investment, the Holder shall be entitled, at its sole discretion, to either elect to proceed with the investment in this Note or to terminate its proposed investment in this Note, whether in full or in part.

3.	CONVERSION EVENTS

3.1.	An IPO.

In the event of an IPO Approval, the Holder in its sole discretion may, upon written notice to the Company or Pubco, as the case may be, elect to have the Principal Amount converted into the applicable Conversion Shares of Pubco immediately prior to or upon such Initial Public Offering and in any event not later than three (3) months after the Initial Public Offering (or as of an earlier time as required by applicable law, provided that if the Initial Public Offering is not consummated, it will be deemed as if the conversion had not occurred).

The number of Conversion Shares of Pubco shall be equal to the Principal Amount divided by the applicable Conversion Price.

3.2.	Conversion at the Option of the Holder.

The Holder in its sole discretion may, upon written notice to the Company, elect to have the Principal Amount converted into the applicable Conversion Shares of the Company at any time (provided that such conversion shall occur within thirty (30) days of the date of such notice). The number of Conversion Shares of the Company shall be equal to the Principal Amount divided by the applicable Conversion Price.

3.3.	Conversion on or after the Maturity Date.

If an Initial Public Offering has not occurred on or after the Maturity Date, the Holder in its sole discretion may, upon written notice to the Company, elect to have the Principal Amount converted into the applicable Conversion Shares of the Company at any time after the Maturity Date (provided that such conversion shall occur within thirty (30) days of the date of such notice). The number of Conversion Shares of the Company shall be equal to the Principal Amount divided by the applicable Conversion Price.

3.4.	No Other Conversion.

Other than as set forth in Sections 3.1, 3.2 and 3.3, this Note shall not be convertible either by the Holder or the Company.

3.5.	Registration of Conversion Shares

In the event that the Holder converts the Principal Amount into the applicable Conversion Shares of the Company, the Conversion Shares shall be registered with the US SEC, unrestricted and freely tradable within 3 months after such conversion.

4.	CONVERSION

4.1.	Issuance of Conversion Shares. The Company shall, or shall cause Pubco to, deliver a certified copy of an updated register of members of Pubco or the Company on the day of the conversion of this Note into Conversion Shares of Pubco or the Company pursuant to the terms and conditions hereunder, and within one (1) Business Day thereafter, the Company will, or will cause Pubco, at its expense to be issued in the name of, and delivered to, the Holder, a certificate or certificates for the number of Conversion Shares of Pubco or the Company to which the Holder shall be entitled upon conversion. No fractional shares will be issued upon conversion of this Note. If upon any conversion of this Note (and all other Notes held by the same Holder, after aggregating all such conversions), a fraction of a share would otherwise result, then in lieu of such fractional share of Pubco or the Company, the Company will pay the Holder the cash value of that fractional share, calculated on the basis of the applicable Conversion Price.

4.2.	Adjustment Provisions. The number and character of Conversion Shares of Pubco or the Company issuable upon conversion of this Note and the Conversion Price therefore are subject to adjustment as applicable to the Conversion Shares as set forth in the constitution of Pubco or the Company.

5.	OTHER TERMS OF THE NOTES

5.1.	Disbursement of Principal Amount. The Company agrees that its related company, OMS Energy Technologies Pte Ltd, is duly authorised to receive the Principal Amount on its behalf, and the Holder shall remit the Principal Amount to the following account:-

Account Name	:
Bank Name	:
Account No.	:
Swift Code	:
Bank Address	:

5.2.	No Impairment. The Company will not, by amendment of its constitution, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as maybe necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as maybe necessary or appropriate in order that the Company may duly and validly issue, or cause to be issued, fully paid and non-assessable Conversion Shares of Pubco or the Company upon the conversion of this Note.

5.3.	No Prepayment. Without the Holder’s prior written consent, the Company shall not have the option to prepay the Principal Amount and any accrued Interest thereon.

5.4.	Seniority. All rights and obligations of the Holder under this Note shall be pari passu to the rights and obligations of the other holders of the notes in the series in all respects, and all payments under this Note, including without limitation the conversion or payment (as the case may be) of the Principal Amount and any accrued Interest thereon, shall be made by the Company pro rata in accordance with the unpaid principal amounts of the other notes in the series. The obligations of the Company evidenced by the notes in the series (including this Note) and the payment of the outstanding principal amounts thereunder and any accrued interest thereon shall be senior to, and have priority in right of payment over, all other obligations of the Company now outstanding or hereinafter incurred, except as may be required by mandatory provisions of applicable law.

5.5.	MFN. In the event that any financing (debt or equity) is consummated at terms more advantageous than the terms of this Note, the terms of this Note will be amended to reflect such more advantageous and favourable terms.

5.6.	Use of Proceeds. The Company shall use the Principal Amount for working capital, expansion capital and general corporate purposes.

5.7.	No Lock-up Period. In the event of a successful Initial Public Offering, the applicable Conversion Shares of Pubco held by the Holder shall not be subject to any lock-up period. However, in the event that this condition cannot be fulfilled due to any applicable laws, regulations, market practices or any other reasons where Pubco is unable to remedy, the Holder in its sole discretion, may elect one of the following options:-

(a)	upon written notice to Pubco or the Company, elect for this Note or a portion thereof to be converted into the applicable Conversion Shares of Pubco or the Company based on the Principal Amount; or

(b)	upon written notice to the Company, elect for this Note to be deemed to be matured with immediate effect and the Company shall repay the Principal Amount in full together with any accrued Interest up to such deemed maturity date.

5.8.	Information. The Company shall provide, and the Holder shall receive, customary financial information on the Company, including the Company’s annual budget and quarterly and annual audited/unaudited financial statements.

6.	REDEMPTION EVENTS.

6.1.	Each of the following is defined as a “Redemption Event”:

(a)	Fraud; Breach. The occurrence of (i) any fraud or willful misconduct committed by the Company or the Pubco in connection with this Note or (ii) a material breach of the Company’s or the Pubco’s obligations under this Note or (iii) a breach of any of the representations and warranties given by the Company or the Pubco to the Holder in this Note, which, if deemed capable of remedy in the sole opinion of the Holder, is not remedied within thirty (30) days after notice by the Holder;

(b)	Illegality; change in control or trade sale It is or becomes unlawful for the Company or the Pubco to perform any of its obligations under this Note or any obligation of the Company or the Pubco under this Note ceases to be legal, valid, binding or enforceable in accordance with the terms of this Note; or there is a change of control of the Company or the Pubco either through the issue of new shares or through the acquisition of existing shares through one or a series of related transactions; or there is a trade sale of the Company or the Pubco;

(c)	Voluntary Bankruptcy or Insolvency Proceedings. The Company or the Pubco ceases or threatens to cease to carry on its business, or shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent, as such term may be defined or interpreted under any applicable statute, (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

(d)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or the Pubco or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the Pubco or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement;

(e)	IPO. The occurrence of an Initial Public Offering; or

(f)	Maturity Date. The occurrence of the Maturity Date where any other Redemption Event has not occurred prior to the Maturity Date.

6.2.	Notwithstanding anything contained herein:

(a)	If any Redemption Event under Section 6.1(a) occurs, upon the delivery of written notice by the Holder, all outstanding Principal Amount plus any accrued Interest thereon shall become immediately due and payable in cash;

(b)	If any Redemption Event under Section 6.1(b), 6.1(c), or 6.1(d) occurs, immediately and without notice, all outstanding Principal Amount plus any accrued Interest thereon shall automatically become immediately due and payable in cash;

(c)	If any Redemption Event under Section 6.1(e) occurs and the Principal Amount was not earlier converted pursuant to Section 3.1, upon the delivery of written notice by the Holder, an amount in cash equal to the Principal Amount and any accrued Interest thereon shall become due and payable at the closing (or the first closing in a series of closings) of the Initial Public Offering, as the case may be; and

(d)	If any Redemption Event under Section 6.1(f) occurs and the Principal Amount was not earlier converted pursuant to Sections 3.2 or 3.3, upon the delivery of written notice by the Holder, all outstanding Principal Amount plus any accrued Interest thereon shall become due and payable in cash within five (5) Business Days following the date of such notice.

7.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Holder that:

7.1.	Corporate Status. The Company is duly incorporated and validly existing under the laws of Cayman Islands, being the place of its incorporation. The Company is not in violation of its articles of association or its constitutional, organisational or governing documents. The Company has not taken any action nor have any steps been taken or legal, legislative, or administrative proceedings been started or threatened to wind up, dissolve, or eliminate the Company.

7.2.	Group of Companies. Upon the completion of the Group Reorganization, the Company shall be the holding company of the following fully-owned and controlled subsidiaries (“Subsidiaries”), directly and indirectly, which are involved in energy related businesses:

(a)	OMS Energy Technologies Pte. Ltd., incorporated in Singapore;

(b)	OMS Holdings Pte Ltd, incorporated in Singapore;

(c)	OMS Oilfield Services Arabia Ltd, incorporated in Saudi Arabia;

(d)	OMS Oilfield Services Pte Ltd, incorporated in Singapore;

(e)	OMS Oilfield Holdings Sdn Bhd, incorporated in Malaysia;

(f)	OMS Oilfield Services Pty Ltd, incorporated in Australia;

(g)	PY Oiltools Sdn Bhd, incorporated in Brunei;

(h)	PT OMS Oilfield Services, incorporated in Indonesia;

(i)	OMS Oilfield Services (Thailand) Ltd, incorporated in Thailand;

(j)	OMS Oilfield Services Sdn Bhd, incorporated in Malaysia; and

(k)	Top Pentagon Sdn Bhd, incorporated in Malaysia.

7.3.	Authorization; Share Capital. Except for the authorization and issuance of the Conversion Shares of the Company issuable pursuant to this Note, all corporate action, consents and approvals have been taken on the part of the Company, its officers, directors and members as are necessary for the authorization, execution, delivery and performance of this Note. The Company does not have outstanding any share equivalents, stock or securities convertible or exchangeable for any shares of its capital stock, nor will it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. All of the issued shares in the share capital of the Company are validly issued, fully paid and non-assessable.

7.4.	Accuracy. All information supplied or disclosed, in writing, by or on behalf of the Company to the Holder or its legal and/or professional advisers is true and accurate and not misleading in all material respects.

7.5.	Accounts. The accounts and the management accounts have been prepared in accordance with applicable laws and in accordance with the Singapore GAAP. The accounts and the management accounts give a true and fair view of the assets, liabilities (actual, contingent or otherwise), financial position and state of affairs of the Company at the balance sheet date and of the profits or losses for the period concerned and as at that dates set out therein. Since the account date, the Company has been operated in the ordinary course as a going concern, there has been no material adverse change to the Company or its business, and no adverse change has occurred in respect of the assets and liabilities shown in the Company’s accounts.

7.6.	Enforceability. This Note constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. The Company has obtained all approvals and consents as may be required for the execution, delivery and performance of this Note.

7.7.	No Violations. The execution, delivery and performance of this Note by the Company do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any material instrument or agreement to which the Company is a party or by which the Company or the Company’s properties may be bound or affected. The Company is not in violation or default (i) of any provisions of its constitution or other constituent documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is material to the business of the Company, except in the cases of items (ii), (iii) or (iv), violations or defaults that would not reasonably be expected to result in a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company (“Material Adverse Effect”).

7.8.	Compliance with Law; Permits. The Company is in compliance with and is not in default under or in violation of any law applicable to it or any of its properties or assets, except where such non-compliance, default or violation would not reasonably be expected to result in a Material Adverse Effect. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any foreign or domestic relevant authority necessary for the Company to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have any of the Permits would not reasonably be expected to result in a Material Adverse Effect. All Permits are in full force and effect and are not subject to any unusual or onerous conditions and have been complied with, except where the failure to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect.

7.9.	No Litigation. The Company is not involved whether as claimant or defendant in any legal action, proceeding, suit, litigation, prosecution or arbitration and as far as the Company is aware, no such legal action, proceeding, suit, litigation, prosecution or arbitration is pending against the Company.

7.10.	Material Contracts. All material contracts are legally valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the Company and all the other parties thereto in all respects. No fact or circumstance exists that the Company is aware of which might invalidate or give rise to a ground for breach or termination of any material contract. No party with whom the Company has entered into any material contract has given notice of its intention to terminate such Material Contract.

8.	REPRESENTATIONS AND WARRANTIES OF THE HOLDER.

The Holder hereby represents and warrants to the Company that:

8.1.	Enforceability. This Note constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. The Holder represents that the Holder has full power and authority to enter into this Note.

9.	OTHER PROVISIONS

9.1.	Waivers. The Company and all endorsers of this Note hereby waive notice, demand, presentment, protest and notice of dishonour.

9.2.	Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the Company shall bear the expenses and costs in enforcing this Note, including legal fees.

9.3.	Transfer. The Company may not assign this Note without the prior written consent of the Holder. The Holder may freely assign this Note in whole or part to an Affiliate.

9.4.	Governing Law. This Note shall be governed by laws of Singapore. In the event any dispute, controversy or claim of any kind whatsoever shall arise between the parties hereto in connection with this Note, including the breach, termination or validity of this Note (“Dispute”), the Parties shall attempt, for a period of thirty (30) days after the receipt by one Party of a written notice from the other Party of the existence of a Dispute, to settle such Dispute in the first instance by mutual discussions. If the Dispute cannot be settled by mutual discussions within such thirty (30) days period, it shall be referred to and finally resolved by the competent courts in Singapore, and the Parties hereby irrevocably submit to the exclusive jurisdiction of the Singapore courts.

9.5.	Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

9.6.	Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications (“Notices”) shall be made in writing and by letter (delivered by hand, courier or registered post) or email and shall be deemed to be duly given or made, in the case of personal delivery, when delivered; and in the case of email, where no delivery error message has been received. If delivery or receipt occurs on a day other than a Business Day, or is later than 5 p.m. (Singapore time), it will be taken to have been duly given at the commencement of the next Business Day. All Notices shall be delivered to the below addresses (or to such address(es) duly notified by one party to the other at least five (5) Business Days in advance):

In case of Notice to the Company:

Address:
Email:
Attention:	How Meng Hock

In case of Notice to the Holder:

Address:
Email:
Attention:	Ng Tse Meng

9.7.	Amendments and Waivers. Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the Holder and the holder(s) holding a majority of the aggregate principal amount outstanding under all notes in the Series. Any amendment or waiver effected in accordance with this Section shall be binding upon the Holder, each future holder of this Note, and the Company.

9.8.	Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

9.9.	Counterparts. This Note may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

THE COMPANY

Signed for and on behalf of	)
OMS ENERGY TECHNOLOGIES INC.	)
Company Registration Number: 405845)
/s/ How Meng Hock
Witness by:		Name:	How Meng Hock
		Title:	CEO
/s/ Low Tuan Lee
Low Tuan Lee

HOLDER

Signed for and on behalf of	)
RFWM VCC - RF DYNAMIC FUND	)
Sub- Fund Registration Number: T22VC0268E-SF002)

Witness by:		Authorized Signatory
Fund Manager: Ruifeng Wealth Management Pte Ltd
/s/ Guo Lu		Title:	Director
Guo Lu